----------                         U.S. SECURITIES AND EXCHANGE COMMISSION                 -------------------------------
  FORM 4                                    WASHINGTON, DC 20549                                     OMB APPROVAL
----------                                                                                 -------------------------------
                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB NUMBER:          3235-0287
[ ] Check this box if no                                                                    EXPIRES:    SEPTEMBER 30, 1998
    longer subject to           Filed pursuant to Section 16(a) of the Securities           ESTIMATED AVERAGE BURDEN
    Section 16. Form 4             Exchange Act of 1934, Section 17(a) of the               HOURS PER RESPONSE.........0.5
    or Form 5 obligations          Public Utility Holding Company Act of 1935              --------------------------------
    may continue. See                        or Section 30(f) of the
    Instruction 1(b).                     Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
Khoury            Abdo                H.        ARV ASSISTED LIVING, INC. (SRS)                     Director         10% Owner
---------------------------------------------  ----------------------------------------------   ---               ---
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for       X  Officer           Other
                                                  Number of Reporting        Month/Year         ---               ---
245 Fischer Avenue, Suite D-1                     Person (Voluntary)         March 2000             (give title      (Specify title
---------------------------------------------                             -------------------        below)           below)
                 (Street)                                                 5. If Amendment,           SR VP & CFO
                                                                                Date of             --------------------------------
Costa Mesa           CA              92626                                     Original      7. Individual or Joint/Group Filing
---------------------------------------------                                 (Month/Year)      (Check Applicable Line)
  (City)           (State)           (Zip)                                                       X   Form filed by one Reporting
                                                                          ------------------    ---  Person

                                                                                                     Form filed by more than
                                                                                                ---  one Reporting Person

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of        6. Ownership  7. Nature of
    (Instr. 3)                   action      action       or Disposed of (D)           Securities          Form:         Indirect
                                 Date        Code         (Instr. 3, 4 and 5)          Beneficially        Direct (D)    Beneficial
                                             (Instr. 8)                                Owned at            or            Ownership
                              ---------- -------------- -------------------------      End of Month        Indirect (I)  (Instr. 4)
                               (Month/                                                 (Instr. 3 and 4)    (Instr. 4)
                                Day/
                                Year)
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                                                                 (A) or
                                           Code    V    Amount     (D)     Price
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Common Stock                 03/15/00       P           2,000       A      $1.50          8,300                 D
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Common Stock                 03/15/00       P           2,000       A      $1.4375        8,300                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                                                                                                                     SEC 1474 (3-99)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-   4. Transaction  5. Number of      6. Date Exer-     7. Title and     8. Price of
   Security                 sion or      action      Code            Derivative        cisable and       Amount of        Derivative
   (Instr. 3)               Exercise     Date        (Instr. 8)      Securities        Expiration        Underlying       Security
                            Price of     (Month/                     Acquired (A)      Date              Securities       (Instr. 5)
                            Derivative   Day/                        or Disposed of    (Month/Day/       (Instr.
                            Security     Year)                       (D) (Instr. 3,     Year)             3 and 4)
                                                                      4, and 5)
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                                                                                    Date     Expira-          Amount or
                                                                                    Exer-    tion             Number of
                                                                                    cisable  Date      Title  Shares
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                                                     Code   V       (A)      (D)
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9. Number of                               10. Ownership                         11. Nature of
   Derivative                                  Form of                               Indirect
   Securities                                  Derivative                            Beneficial
   Beneficially                                Security:                             Ownership
   Owned at End                                Direct (D)                            (Instr. 4)
   of Month                                    or Indirect (I)
   (Instr. 4)                                  (Instr. 4)
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal            /s/ ABDO H. KHOURY               3/29/00
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              -------------------------------   -------------
                                                                                     **Signature of Reporting Person        Date
                                                                                           Abdo H. Khoury

Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
